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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 15

        Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchangee Act of 1934 or Suspension of Duty to
               File Reports Under Sections 13 and 15(d) of the
                       Securities Exchange Act of 1934.

                            Commission File Number
                                                    ------------

                           Regent Bancshares Corp.
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            (Exact name of registrant as specified in its charter)

          1430 Walnut Street, Philadelphia, PA 19102 - (215) 546-6500
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common Stock
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           (Title of each class of securities covered by this Form)

  ---------------------------------------------------------------------------
  (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1(i) [X]               Rule 12h-3(b)(1(ii) [ ] Rule
            12g-4(a)(1)(ii) [ ]                  Rule 12g-4(a)(2)(i) [ ] Rule
            12h-3(b)(2)(i) [ ]                   Rule 12g-4(a)(2)(ii) [ ] Rule
            12h-3(b)(2)(ii) [ ]                  Rule 12h-3(b)(1)(i) [ ] Rule
            15d-6 [ ]

Approximate number of holders of record as of the certification or notice date:
                0
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Regent Bancshares Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: August 13, 1998                        BY:    /s/ J. Baur Whittlesey
                                                    -------------------------
                                                    J. Baur Whittlesey
                                                    Counsel for Registrant